Third Quarter 2025
Earnings Call
Video Update
Max K. Brodén

November 4, 2025

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Forward-Looking Information and Non-U.S. GAAP Financial Measures

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. Aflac Incorporated (the Parent Company) and its subsidiaries (collectively with the Parent Company, the Company) desire to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems, and uncertainty regarding the impact of the incident involving unauthorized access to the Company’s network in June 2025
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in yen and never converted into dollars but translated into dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q3 2025 CFO Video Update
November 4, 2025

Thank you for joining me as I provide a financial update on Aflac Incorporated's results.

For the third quarter of 2025, adjusted earnings per diluted share increased 15.3% year over year to $2.49, with no impact from FX in the quarter. In this quarter, remeasurement gains on reserves totaled $580 million, reducing benefits and also increasing the deferred profit liability in earned premium line by $55 million. The total net impact from the Q3 assumption update increased EPS by $0.76. Variable investment income ran in line with our long-term return expectations. In our U.S. business, as part of our strategic technology plan as we optimize efficiencies and migrate to the cloud, we terminated a services contract early, which led us to book a one-time termination fee of $21 million in the quarter.

Adjusted book value per share excluding foreign currency remeasurement increased 6.3%. The adjusted ROE was 19.1%, and 22.1% excluding foreign currency remeasurement, a solid spread to our cost of capital. Overall, we view these results in the quarter as very good.

Starting with our Japan segment, net earned premiums for the quarter declined 4.0%. Aflac Japan's underlying earned premiums1 – which excludes the impact of deferred profit liability, paid-up policies and reinsurance – declined 1.2%. We believe this metric better provides insight into long-term premium trends.

Japan’s total benefit ratio came in at 39.3% for the quarter, down nearly 10 percentage points year over year. The third sector benefit ratio was 27.8% for the quarter, down approximately 14.0 percentage points year over year. We estimate the impact from reserve remeasurement gains to be 26.6 percentage points favorable to the benefit ratio in Q3 2025. Long-term experience trends, as they relate to treatments of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid year over year and in line with our expectations at 93.3%. With refreshed product introductions, we generally see an uptick in lapse and reissue activity, causing reported lapsation to increase. We did experience this uptick with our recently launched cancer product, but overall lapsation remains within our expectations.

Our expense ratio in Japan was 19.8% for the quarter, down 20 basis points year over year, driven primarily by an increase in expense capitalization rates resulting from higher sales.

For the quarter, adjusted net investment income in yen terms was relatively flat at ¥98 billion.

The pretax margin for Japan in the quarter was 52.2%, up 750 basis points year over year, notably driven by the unlock of actuarial assumptions – but even adjusting for that, a very good result.

Turning to U.S. results, net earned premium was up 2.5%. Persistency increased 10 basis points year over year to 79.0%.

Our total benefit ratio came in at 45.6%, 200 basis points lower than Q3 2024, driven by the unlock. We estimate that reserve remeasurement gains impacted the benefit ratio by 480 basis points in the quarter, largely driven by the assumption unlock and claims remaining below our previous long-term expectations.

Our expense ratio in the U.S. was 38.9%, up 90 basis points year over year, primarily driven by the one-time early contract termination fee of $21 million that I referred to earlier and the timing of advertising spend. Even though we
1Aflac Japan's underlying earned premiums is a measure that is calculated in Japanese yen and adjusts Aflac Japan’s net earned premiums for significant variables including the increase in paid-up policies between beginning of the comparable period and the end of the period presented, the change in deferred profit liability on limited payment contracts, and all Aflac Japan ceded premiums through both internal and external reinsurance. The change in Aflac Japan’s underlying earned premiums is reflected as a percentage change. The Company believes this measure is useful for investors to understand the impacts these items have on Aflac Japan's net earned premiums.

incurred a one-time fee as part of our overall strategy, we anticipate reduced costs and improved efficiency, which will offset the termination fee over the next few years.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – had no impact to our total expense ratio in the quarter. This is in line with our expectations, as these businesses continue to scale.

Adjusted net investment income in the U.S. was up 1.9% for the quarter, primarily driven by higher variable investment income compared to a year ago.

Profitability in the U.S. segment was very strong, with a pretax margin of 21.7%, a 90 basis points increase compared with a strong quarter a year ago.

In Corporate and other, we recorded pretax adjusted earnings of $69 million. Adjusted net investment income was $66 million higher than last year due to a combination of lower volume of tax credit investments and higher asset balances, which included the impact of the internal reinsurance transaction in Q4 2024. Our tax credit investments impacted the net investment income line for U.S. GAAP purposes negatively by $6 million in the quarter with an associated credit to the tax line. The net impact to our bottom line was a positive $2 million in the quarter. Higher total adjusted revenues were offset by higher total benefits and adjusted expenses of $64 million driven primarily by internal reinsurance activity, higher costs pertaining to business operations, and higher interest expense.

We continue to be pleased with the performance of our investment portfolio. During the quarter, we increased our CECL reserves associated with our commercial real estate portfolio by $28 million net of charge offs, reflecting continued distressed property values. We did not foreclose on any properties in the period.

Our portfolio of first lien senior secured middle market loans continues to perform well with increased CECL reserves of $7 million in the quarter net of charge offs.

For U.S. statutory, we recorded a $7 million valuation allowance on mortgage loans as an unrealized loss during the quarter. On a Japan FSA basis, there were securities impairments of ¥476 million in Q3, and we booked a net realized loss of ¥189 million related to transitional real estate loans. This is well within our expectations and has a limited impact on regulatory earnings and capital.

During the quarter, we also enhanced our liquidity and capital flexibility by $2 billion with the creation of two off-balance sheet, pre-capitalized trusts that issued securities commonly referred to as PCaps. Unencumbered holding company liquidity stood at $4.5 billion, which was $2.7 billion above our minimum balance.

Our leverage was 22.0% for the quarter, which is within our target range of 20% to 25%. As we hold approximately 64% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Our capital position remains strong. We ended the quarter with an SMR above 900% and estimated regulatory ESR with the undertaking-specific parameter, or USP, above 250%. While not finalized, we estimate our combined RBC to be greater than 600%. These are strong capital ratios, which we actively monitor, stress and manage to withstand credit cycles as well as external shocks.

Given the strength of our capital and liquidity, we repurchased $1 billion of our own stock and paid dividends of $309 million in Q3, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in how we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

For 2025, we now expect that the benefit ratio in Japan will be in the 58% to 60% range, and we continue to expect the expense ratio to be on the lower end of the 20% to 23% range as we pursue various growth and strategic initiatives. As a result, we expect Aflac Japan's pretax profit margin to be in the 35% to 38% range.

In the U.S., we continue to expect the benefit ratio for 2025 to be at the lower end of the 48% to 52% range and the expense ratio to be in the mid to upper end of the 36% to 39% range as we continue to scale new business lines. At the same time, we expect pretax profit margin for 2025 in the U.S. to be at the upper end of the 17% to 20% range.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.